UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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INTEL CORPORATION

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On March 23, 2009, Intel Corporation (“Intel” or the “Company”) filed a Preliminary Proxy Statement for the Annual Meeting of Stockholders of Intel to be held on May 20, 2009 (the “Preliminary Proxy Statement”), which among other things contains a proposal to be submitted to the Company’s stockholders to approve a stock option exchange program for employees other than the Company’s named executive officers and directors (the “Proposed Stock Option Exchange Program”). In connection with the Proposed Stock Option Exchange Program, we are providing the following documents:

A)	Excerpts from Q&A with Brit Wittman, Director of Executive Compensation and Corporate Compensation Design, for employees regarding the Proposed Stock Option Exchange Program; and
B)	Letter to certain stockholders, dated March 30, 2009, from Kevin Sellers, Vice President, Investor Relations, regarding the Proposed Stock Option Exchange Program.
In connection with the proposal to be voted on by Intel’s stockholders to approve the Stock Option Exchange Program discussed in this communication, Intel has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) and intends to file other relevant materials with the SEC, including a definitive proxy statement. Intel stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Stock Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Stock Option Exchange Program.
Intel stockholders will be able to obtain the written materials described above and other documents filed by Intel with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.

Exhibit A

Excerpts from Q&A with Brit Wittman, Director of Executive Compensation and Corporate Compensation Design, for employees regarding the Proposed Stock Option Exchange Program

Q: I’m a little confused (OK, a lot confused) by the information provided regarding the “52-week rule” — how will I know which of my grants are eligible and what the exchange ratios are?
If we receive stockholder approval for the exchange, and if we implement one, you will have a minimum of 20 business days to decide whether or not you want to participate (a 20 business day minimum is a requirement of a tender offer). There are fixed guidelines on determining which of your grants are eligible and at what ratios — it’s not arbitrary, and it’s not at Intel’s discretion. All this information, and much more, will be provided to you when the implementation of the exchange program begins.
But for those of you who just have to know now, here’s how it works. Eligibility and exchange ratios are two distinct and separate calculations. First, options that are not eligible include any granted in the 12 months prior to the opening of the implementation window, and any options that have a grant price below the 52-week high of the stock price prior to implementation of the program. Intel has the discretion to make other grants ineligible, but the plan is to make as many grants eligible as practicable. With me so far?
Second comes the ratio calculation. Once eligibility is established, then each eligible grant’s current fair market value is calculated using the Black-Scholes formula. This isn’t the intrinsic value (in other words, it’s not the current stock price minus the grant price — as we know that would be negative since these grants are currently underwater). Unfortunately, it is also not the expense that was taken at the time these grants were made. It’s the “fair value” now per Black-Scholes, which many of you have noticed is kind of low for the older, higher priced stock options, but higher for the newer, lower priced ones. Then you calculate/establish the value of a new option grant prior to the commencement of the exchange, and the number of old options necessary to have the same value as a newly granted option determines the ratio.
The examples available in the preliminary proxy statement are based on data as of its publication in March. Let’s try another one. For this one, I’m going to use fictitious numbers. Let’s say we get approval from stockholders in May to do the exchange. Then let’s say we decide to implement it starting January 1, 2010 (we’re asking for permission to do the exchange at any time within 9 months after the vote, so this is within the realm of the possible).
Now let’s say that the stock price had stayed at $14 for the entire time from now until December 31, 2009. And let’s say the 52-week high price of the stock is $17. So, on January 1, 2010, the stock options that would be eligible would be: any currently outstanding grant that was granted prior to January 1, 2009 (the 12-month rule); and any currently outstanding grant that was granted with a grant price above $17 (the 52-week rule). Everything else is not eligible, including other grants designated by Intel (for example, those received through mergers and acquisitions).
Then the Black-Scholes calculations commence. There would be bands in which every eligible grant would fall. Some will not be very favorable, like 100:1 (those would be the oldest and deepest underwater), and some would be more favorable, like 1.5:1 (those would be the youngest and least underwater). Again, you needn’t calculate all this for yourself, because this information will be provided to you if and when the exchange program occurs. Based on this information you will be able to make a decision about whether or not to participate in the exchange.
Q: If we get to have an exchange, what will the grant price be of the new options?
If we receive stockholder approval to have an exchange, we implement one and you decide to participate, the new stock options you receive will have a grant price equal to the stock price on the day of grant. For example, if the stock is trading at $14, the new stock options will have a grant price of $14.
Q: Assuming we have an exchange program, will we be able to choose which grants we want to exchange, or will it be all-or-nothing?
This is a decision that will be made at the time of implementation and will depend on the facts at the time, such as the current stock price, number of eligible grants, etc. Most likely you will be able to choose which grants, but right now it’s too early to make that call. All of these details will be fully addressed in the materials distributed to eligible employees when the exchange program begins.
Q: Why aren’t the ratios better, or why don’t we just make them better, like a 1:1 exchange?
In order to have an exchange program we need stockholder approval. Our program is designed to provide nothing in additional expense to our income statement and hopefully provide a benefit to employees. Enhancing the ratios in any way would create additional expense which neither we, nor our stockholders, would feel is theirs to bear.
The exchange program is not designed to put free money in the hands of employees. It is designed to offer the possibility of a mutual benefit to employees and stockholders alike.
Q: I get that options received from the Investment Stock Grant don’t accelerate under Intel’s retirement criteria, but what about the options received as part of the exchange?
As you know, new stock options received as a result of a stock option exchange program (should one be implemented) will have a 4-year from date of grant vesting schedule. These options will have the same terms as our standard Focal grants, so vesting of these options will accelerate under either the Rule of 75 or the Rule of 60 retirement criteria.
Q: Speaking of retirement, are retirees eligible for any of the 3 changes to the stock program Paul announced on Monday?
No. None of the stock changes announced by Paul last Monday apply to retirees.
Q. I have some stock options that are about to expire. Will I be able to exchange these as part of the Stock Option Exchange Program?

If we receive stockholder approval in May to implement the exchange program, any stock options that have expired before the program is implemented will not be eligible for the exchange.
This is because once a stock grant has expired there is no way to revive it. In reality, this is a relatively small loss because the fair market value for stock options is primarily influenced by two factors: stock price volatility and how long until they expire. So, the shorter the remaining term of a stock option, the less valuable it is in an exchange scenario.
You can see this reflected in the exchange ratio examples in the preliminary proxy filing (see sidebar). For a stock option granted in 2000 with a grant price above $39, the exchange ratio is roughly 100 to 1. If we were to calculate the exchange ratio for a stock option granted in 1999 with the same grant price, the ratio right now would be well over 5,000 to 1. Generally, the more valuable stock options (which will have the best exchange ratios) are those with lower grant prices and longer remaining term.
Q. How do I determine which of my grants will be eligible for the stock option exchange, and how do I figure out how many new stock option shares I will get? And what is the “52-week rule”?
If the program is approved, more information will be shared with employees following the stockholder meeting in May. Employees will learn about the details of the program through a comprehensive communications and educational effort to prepare you for your decision. You will be provided with a modeling tool that will show you which of your grants are eligible to exchange, and what you would receive in the exchange should you voluntarily decide to participate.
In general, stock options that would be excluded from such a program include any stock options granted in the 12 months just prior to the implementation date of the exchange program; any stock options that have so little current fair market value as to be deemed negligible (such as grants made prior to Oct 1, 2000 — see previous question); certain stock option grants specifically called out as ineligible by Intel (such stock options acquired through mergers and acquisitions); and any grants with a grant price below the 52-week high price (the highest daily adjusted close price of our Intel stock over the previous 52 weeks) of Intel stock at the time of implementation.
For example, if a stock option has a grant price of $18, it would be underwater with the current price of Intel stock at $15. However, the current 52-week high of our stock price is $24. So, while this particular stock option is currently underwater, it would not be eligible for the exchange if we were to conduct the program today (or at another time when our 52-week high was above $18). A stock option with a grant price of $27 would be eligible because its grant price is above both the current price and the 52-week high.
Assuming we receive stockholder approval, we will have to determine the best time window to implement the exchange. There are two courses of action we’re considering: implement as soon as possible, thereby eliminating a good portion of grants from eligibility, or wait to implement when the 52-week high price of the stock is low enough to include the majority of underwater stock options, which, as Paul said, we think will be in the November timeframe (but keep in mind, that comment is based on our current stock price level, which of course could change in the future). We will continue to monitor the situation in the hopes of allowing for the exchange of as many underwater stock options as possible, and will make announcements when we are prepared to begin the program.
Q. So what’s the catch to the Stock Option Exchange Program?
If the program is approved, there are a number of elements you will want to factor into your decision about whether or not to participate:
1)	Should you choose to participate, you will receive new stock options, which could go underwater themselves. While the new stock options will have potential to deliver more value than the currently underwater ones, they will only deliver value if the stock price goes up from the grant date. The underlying principle of stock options still applies: drive value for stockholders and reap a reward as a result.

2)	The new grants will be good for seven years and will have a four-year vesting schedule. In exchange for the renewed opportunity to reap a reward for helping to increase Intel’s value through an economic recovery and beyond, you will have to remain with the company through a new vesting schedule to receive all the shares. Intel reinvests in you and you reinvest in Intel.

3)	Should you choose to participate, you will receive fewer new stock options than the number of underwater stock option shares you surrender. The exchange proposal is designed to be value-neutral to the stockholders, meaning we will seek to minimize any additional compensation expense. As new stock options will have a greater fair market value than the older, underwater ones, the ratio of new to old will be less than 1:1. So, an exchange program should cost stockholders little in additional expense and could potentially reward employees substantially.
Q. How did you decide to give employees an Investment Stock Grant and a Stock Option Exchange Program this year instead of increasing base pay, giving a higher Profit Sharing payout in January (for U.S. employees), or maintaining the 10% Stock Purchase Plan (SPP) contribution limit?
As a company, we need to balance investing in our employees with prudently limiting operating expenses. We need to contain costs while still investing in our future success, worry about both the short term and the long term, and address the concerns of both stockholders and employees.
The decision to give employees the Investment Stock Grant and the potential Stock Option Exchange Program are long-term investments in one of Intel’s competitive advantages: its people. These two stock programs conserve cash, which is critical in today’s environment, and demonstrate Intel’s investment in employees’ future, by giving you a new and renewed opportunity to reap a reward from your own efforts.
Similarly, the decision to not offer Focal raises and to reduce both the Profit Sharing contribution and the SPP maximum contribution limit allows us to be both cost efficient and competitive with the external market for talent. This puts us in a better position to maintain jobs and retain people when we emerge from these difficult times.
Of course nothing is guaranteed. If the economy continues to head south we will have to re-evaluate and take the proper actions for both the short and the long term. However, we continue to believe that Intel will emerge stronger from this recession, due in no small part to the efforts of Intel’s employees. That’s why it’s so important for Intel employees to have the opportunity to be Intel stockholders and share in the value they help create.
In closing, this is it for this edition of top stock questions. As stated above, I’ll be signing off until such a time as the stockholder vote has occurred and there is more to say on this topic, at least enough that it’s worth writing another document that has to be filed with the SEC.
For additional information regarding Monday’s stock announcements, please refer to the online Q&A:
Investment Stock Grant
Focal RSUs for non-exempt employees
Stock Option Exchange Program
The Stock Option Exchange Program will need Intel stockholder approval in May.
The preliminary proxy statement is a lengthy 70-page document. You may wish to read pages 58-63 of Intel’s preliminary proxy statement for additional information relating to the Stock Option Exchange Program.
Among other details of the program, the proxy offers examples of exchange ratios for underwater stock options. As the proxy notes, actual exchange ratios that will be used in the program cannot yet be determined.
The Stock Option Exchange Program has not commenced and is conditioned upon stockholder approval. Intel has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) and will file a definitive proxy statement with the SEC. You should read the definitive proxy statement and other materials filed by Intel with the SEC before making any voting decisions, because they will contain important information about the Stock Option Exchange Program. Intel will file a Tender Offer Statement with the SEC upon the commencement of the Stock Option Exchange Program, which Intel option holders should read before participating in the program, as it will contain important information. Intel stockholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.

Exhibit B

Letter to certain stockholders, dated March 30, 2009, from Kevin Sellers, Vice President, Investor Relations, regarding the Proposed Stock Option Exchange Program

INTEL CORPORATION
Investor Relations
2200 Mission College Blvd
Santa Clara, CA 95054-1549
March 30, 2009
Re: Intel Corporation’s proposed employee stock option exchange
Dear Stockholder:
As many of you have seen, Intel filed its preliminary proxy statement on March 23rd, 2009. In the proxy statement, among other matters, was a proposal seeking stockholder approval for an employee stock option exchange program. There were a number of press articles and headlines proclaiming Intel was “repricing” options which led many in the financial community to have questions about Intel’s proposed exchange. This note is meant to clarify our plans and hopefully answer questions I know many of you have.
First and foremost, this proposed exchange is not a ‘repricing’ of options in the sense that existing options have a new, lowered price applied to them; our program is a carefully designed voluntary ‘exchange’ of outstanding options for new option grants covering a significantly lower number of shares. The exchange ratio will be based on widely accepted Black-Scholes options valuation and is intended to be value neutral and cost neutral to the existing outstanding options. This proposal is designed to reinforce our long-standing emphasis on broad-based employee stock ownership which we believe better aligns employee and stockholder interests.
The proposed option exchange has a number of features designed to address stockholder concerns. These important features include:
•	Exclusion of Top Executives and Directors. Our named executive officers and directors are excluded from participating in the proposed option exchange. Most of our stock options are held by our rank and file employees, with only 2.5% of all equity awards having been granted to our named executive officers over the past five years.

•	Value-for-Value Exchange Ratios. The exchange program will not be a one-for-one exchange. The exchange ratios of existing stock options for new stock options will be based on the fair value determined under applicable accounting rules shortly before we commence with the Option Exchange. In this manner, the proposed option exchange is designed to be value neutral and to not result in additional accounting expense. As described in more detail in our proxy statement, the exchange, if successful, should substantially reduce the overhang from the existing options that will be eligible for the exchange.

•	Cancellation of Surrendered Stock Options. Stock options that are surrendered in the proposed option exchange will be cancelled and the shares will not be available for new option grants other than options granted in the proposed option exchange. This will enable us to reduce the overhang created by the current large number of outstanding employee stock options that are not being exercised as a result of being far out-of-the-money. At the same time, we are continuing our practice of seeking new share authorizations for our equity compensation programs on a biennial basis, so that our stockholders can continue to monitor and vote on our equity compensation plans.

•	Only Long-Term Out-of-the-Money Options Eligible. The proposed option exchange will be offered only with respect to stock options with an exercise price above the highest daily adjusted closing price of our common stock over the 52 weeks prior to the end of the exchange offer period, and will exclude any stock options granted within the 12 months preceding the beginning of the exchange offer period.

•	Enhanced Retention Through New Vesting Periods. New stock option awards will have the same terms as Intel’s standard stock options grants. The exercise price of the new stock options will be set on the grant date using the average of the market high and low prices for the day. The new options will vest in 25% annual increments over a four-year period from grant date and have a new seven-year term. This vesting period supports the long-term nature of stock as an incentive vehicle and also provides for additional years of retention over the surrendered stock options.
This plan was constructed with great care to try and balance the needs of a competitive and long-term oriented compensation philosophy with the concerns and interests of the stockholders of the company. We believe we have struck a fair and balanced approach that allows our equity compensation to be motivating while not being punitive to stockholders. While some might suggest that ‘retention’ is not a valid argument in a very difficult economy, this exchange is meant to vest over many years which we view as strategic for longer-term retention purposes and also in maintaining a tight alignment of employees and stockholder interests.
Also, many of the employees who hold out-of-the money stock options are engineers, scientists, and other specialists who are working on important multi-year research and development projects or have skills that they have developed over the years and would be difficult to replace. We view the proposed option exchange program, together with other steps we are taking to enhance our equity compensation program, as important investments in Intel’s future and our competitive position in the marketplace.
Even as we try and motivate Intel employees during this worldwide economic downturn, we are cognizant of the current economic realities and have taken aggressive cost cutting measures over the past three years (our restructuring and efficiency program has resulted in run-rate savings of greater than $3 billion, capital expenditure avoidance in excess of $1 billion, and a reduction of 20,000 employees from our peak in 2006) to better position us for the future as well as of increasing stockholder value.
I hope this note was helpful. As always, please do contact myself or a member of the Investor Relations team for any further questions you may have.
Regards,
Kevin Sellers
Vice President, Investor Relations
Intel Corporation
Important Legal Information
In connection with the proposal to be voted on by Intel’s stockholders to approve the Stock Option Exchange Program discussed in this communication, Intel has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Intel stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Stock Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Stock Option Exchange Program.
Intel stockholders will be able to obtain the written materials described above and other documents filed by Intel with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.